UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 14, 2017

On Deck Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1400 Broadway, 25th Floor
New York, New York 10018
(Address of principal executive offices, including ZIP code)
(888) 269-4246
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Loan Agreement Amendment
On February 14, 2017, OnDeck Asset Funding I, LLC (“ODAF I”), a wholly-owned subsidiary of On Deck Capital, Inc. (the “Company”), amended its existing asset-backed revolving debt facility as described below. On that date, ODAF I entered into that certain amendment (the “ODAF I Facility Amendment”) by and among ODAF I, as Borrower, the Lenders party thereto from time to time, and Ares Agent Services, L.P., as Administrative Agent for the Lenders. The ODAF I Facility Amendment amends the credit agreement (the “ODAF I Credit Agreement”), dated as of August 19, 2016, by and among ODAF I, as Borrower, the Lenders party thereto from time to time, Ares Agent Services, L.P., as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties, and Wells Fargo Bank, N.A., as Paying Agent.
The ODAF I Facility Amendment provides for, among other things:
•an increase in the Lenders' revolving commitment from an aggregate amount of $100 million to $150 million;
•the extension of the revolving commitment termination date by approximately six months to February 14, 2019; and
•various technical, definitional, conforming and other changes.
The foregoing description of the ODAF I Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the ODAF I Facility Amendment, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2017	On Deck Capital, Inc.

/s/ Howard Katzenberg
Howard Katzenberg Chief Financial Officer